UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT,
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report March 18, 2016

TRINITY CAPITAL CORPORATION
(Exact name of Registrant as specified in its charter)

New Mexico
(State or other jurisdiction of incorporation)

000-50266	85-0242376
(Commission File Number)	(I.R.S. Employer Identification Number)

1200 Trinity Drive, Los Alamos, New Mexico	87544
(Address of principal executive offices)	(Zip Code)

(505) 662-5171
 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On March 18, 2016, the Board of Directors of announced its appointment of William V. Zaleski as Chief Wealth Strategies and Fiduciary Officer of Los Alamos National Bank ("LANB"), a subsidiary of Trinity Capital Corporation ("Trinity"). Mr. Zaleski, 66, most recently served as Senior Managing Director and Chief Fiduciary Officer at First National Santa Fe. Before joining First National, Mr. Zaleski was Chief Fiduciary Officer and Manager Trust Services for Kirkwood Bank & Trust in Bismarck, North Dakota.  Mr. Zaleski's experience includes developing and building two trust companies for New York Life, as well as serving as President, Chief Executive Officer and Director of both. Mr. Zaleski was also instrumental in helping Merrill Lynch increase its national trust presence while serving as Chief Compliance Officer for its trust companies located in California, Florida, New Jersey, Illinois and Texas.  Mr. Zaleski earned his Bachelors of Business Administration in Finance from American International College, Springfield, Massachusetts. Mr. Zaleski is also an honors graduate of the BAI National Trust School at the University of Wisconsin, Madison, Wisconsin and graduated from the Massachusetts Banker's Trust School of Banking at Williams College, Williamston, Massachusetts.

Mr. Zaleski does not have a direct or indirect material interest in any transaction with Trinity or LANB required to be disclosed pursuant to Item 404(a) of Regulation S-K. There is also no arrangement or understanding between Mr. Zaleski and any other person pursuant to which Mr. Zaleski was selected for his position.  Mr. Zaleski is not related to any director or executive officer of Trinity or LANB.

Mr. Zaleski's annual cash base salary as Chief Wealth Strategies and Fiduciary Officer of LANB is $170,000 along with a signing bonus of $30,000, and he will participate in the benefit plans currently available to LANB employees.  Mr. Zaleski is eligible to receive cash and stock incentives at the discretion of the Board of Directors.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRINITY CAPITAL CORPORATION
Dated: March 21, 2016	By:	/s/ John S. Gulas
John S. Gulas